EXHIBIT 10.17
[Altus Letterhead]
August 14, 2006
Philip Gotwals
[Address]
Dear Philip:
We are pleased you have accepted our offer for the position of Vice President Project Management reporting to Burkhard Blank, Senior Vice President, Medicine, Regulatory Affairs, and Project Management. We offer you a biweekly salary of $9,230.77, which equates to an annualized salary of $240,000. In addition to your base salary, you will have an opportunity to earn an annual bonus of up to 25% based on achieving mutually established performance objectives. Our offer to you also includes Stock Options to purchase 45,000 shares of Altus common stock. Shares will vest quarterly over a four-year schedule, in accordance with plan documents, so long as you remain an employee. Your exercise price will be the common stock price in effect on your first day of employment.
You will also be eligible for a Sign-On Bonus of $45,000 to be paid within 30 days of your hire. Should you voluntarily terminate your employment before the first anniversary of the Commencement Date, the full amount of the bonus will be repaid by you to the Company. Should you voluntarily terminate your employment on or after the first anniversary of the Commencement Date and prior to the second anniversary of the Commencement Date, one-half of the bonus will be repaid by you to the Company.
Altus offers a competitive and comprehensive benefits program. All employees are eligible to participate in the program, which includes group health, dental, life, and long and short-term disability insurance. You are also eligible to participate in our matching 401k plan, in accordance with plan guidelines. Employees also receive generous vacation time, of which you are eligible to receive four (4) weeks vacation. The company also provides for personal time and observed as well as floating holidays.
Your employment is subject to your agreement to Altus’s standard employee non-disclosure and inventions agreement and non-compete agreement. We have included a copy of the agreements as an attachment to this offer. Please bring the signed copies with you on your first day.
The Federal government requires that we verify the employment eligibility of all new employees. On your first day, please bring two forms of identification (valid driver’s license, original birth certificate, passport, original social security card, etc) demonstrating you are legally eligible to work in the United States. This information is required to complete the INS (Immigration and Naturalization Service) form I-9.

Philip Gotwals
August 14, 2006

We look forward to you beginning employment with us on Monday, September 25, 2006. Once you have had an opportunity to review the above information, please let us know it is acceptable to you by signing below and returning one copy of this letter.
Philip, everyone who has met you is enthusiastic about your capabilities and feels confident that Altus will afford you a challenging and rewarding career. We look forward to having you join us. Please feel free to contact me at 617-299-2813 with any questions or if you need additional information.
Sincerely,
/s/ Rose Villandry
Rose Villandry
Director, Human Resources
I accept the terms of employment offered in this letter.
Signature: /s/ Philip J. Gotwals
Date: 8/17/06
SSN: [Social Security Number]

Attachments:	1. Non-Disclosure and Inventions Agreement
2. Non-Compete Agreement